Exhibit 10.42

English Translation

Lease Contract

The Lessor (hereinafter “Party A”): Shanghai Jiang Chang Cloth Arts and Crafts Co., Ltd.

Address: 420 Shu Lin Road, Eastern New Park, Song Jiang Industrial Area, Shanghai

The Lessee (hereinafter “Party B”): Shanghai Mecox Lane International Mailorder Co., Ltd.

Address: 2 Floor, 889 Yishan Road, Shanghai

In accordance with the “Contract Law of the People’s Republic of China” and other related laws and regulations, Party A and Party B, in consideration for the mutual covenants and agreements set forth herein and based on the equality and voluntariness, agree as follows:

Article 1 Location, Area, Auxiliary Facilities and Infrastructures

1.	Location: Buildings 3,4,6,7 and the new house to be built according to the design of Building 4 at the space adjacent to Building 3, located at 420 Shu Lin Road, Eastern New Park, Song Jiang Industrial Area, Shanghai (the “Premises”). The drawings and plans shall be attached hereto.

(1)	Party A ensures that Party A is the owner of the land use rights of the above land and the owner of the Premises. (a copy of the land use certificate is attached hereto)

(2)	Party A has advised Party B that there is no mortgage on such land and Premises before the execution of this Contract.

2.	Building area of the Premises: the total area is 16,703.24 square meters (including the built area of 11,635.72 square meters and the to-be-built area of 5,067.52 square meters); the areas of the awning and the dining room shall be subject to the areas actually measured by relevant department.

3.	Auxiliary Facilities

1)	Awning

Unless prohibited by the Fire Control Department, per the request of Party B, Party A shall, at its own expenses, build the awnings at the space between building 6 and building 7, between building 3 and building 4, and to the south of the newly built building, respectively called as Awning A, Awning B and Awning C. The rental of such awnings shall be born by Party B. The requirement of Party B includes: the awning shall be built at the maximum focus of the load-bearing of relevant buildings. The ceiling shall be made of color steel plate, and the brace shall be made of seamless steel tube. The camber, gradient, weight counterbalance and lighting shall fully meet the national standard.

2)	Loading and unloading platform

Party A shall, at its own expenses, build two sinking style loading and unloading platform equipped with pump near the newly built building, according to the reasonable requirement of Party B. Party B shall not bear any rental for such platform.

3)	Dinning room

Party A shall, at its own expenses, build a dinning room with about 200 square meters in an appropriate place to the north of Building 4 per the reasonable requirement of Party B. Such dinning room can not be used for kitchen. Party B shall pay to Party A reasonable rental.

4)	Fence

For the consideration of safety factor, Party B requests and Party A agrees that fences should be built between the leased area of Party B and the area of building 5 and 3 office villas. Such fences shall meet basic requirement to guard against burglary (at lease 1.7 meters high). Party A shall bear all the fees incurred in connection with the fences building and the road, guardroom and gate building for the lessee of building 5. Party A and the Administration Committee of the Industrial Area shall conduct the coordination work, and Party B shall provide support within its compass if necessary.

5)	Separation wall

The boiler of building 5 shall be placed in such building and shall meet the standard with respect to safety and noise issued by Shanghai municipality. As the case may be, Party B may request Party A to build a separation wall and Party A shall satisfy such requirement and bear all the costs incurred thereby.

6)	Anti-theft window

For the consideration of safety factor, Party B requests and Party A agrees that built-in anti-theft window shall be installed for the windows of the first floor of buildings 3,4,6,7 and the to-be-built building (excluding the office area adjacent to the Premises) at Party A’s expenses. The design and materials of such windows shall meet basic requirement to guard against burglary.

7)	Terrazzo floor

If Party B requests all or selective terrazzo floor inside the Premises, Party B shall choose the constructors at its own discretion and bear all the costs incurred thereby provided that the construction plan shall be subject to the approval of Party A. In the event that the waste water generated from the above construction is directly discharged into the public waste discharge pipeline, Party B shall bear all the consequences thereof.

8)	Light box

Per the request of Party B, Party A shall prepare two supporting stand of light box at its own expenses. The light box shall be made by Party B at its own expenses.

9)	Guard room of west gate

Per the request of Party B, Party A shall, at its own expenses, build a guard room with the area of about 15 square meters in an appropriate place near the west gate. (Type of this building: brick and concrete structure)

10)	Flag, Flagpole and Stand

Per the request of Party B, Party A shall, at its own expenses, build a flag stand (excluding the flag and flagpole) at a proper place.

4.	Infrastructures

1)	The Administration Committee of the Industrial Area has provided the related infrastructures up to the redline place of Party A’s land, some of which has been connected with the whole land by Party A and the interface for Party B has been reserved. Party B shall apply the connection in relation to water, waster water, rain, telephone and internet at its own expenses, and Party A shall provide convenience for Party B.

2)	Currently Party A can provide the power capacity of 500KVA, and the power consumption confirmed by Party B is less than 100KVA. Party B shall not bear the upfront fees in relation to the investment in the power facilities of Party A. In the event that Party B’s power consumption is equal to or more than 150KVA but less than 250KVA in the future, Party B shall indemnify Party A with a lump sum amount of RMB 40,000 for the upfront fees in relation to the investment in the power facilities by Party A. In the event that Party B’s power consumption is more than 250KV in the future, Party A and Party B shall negotiate for the indemnity fees. Party B shall not have the right of ownership of the power facilities. Party B shall bear the costs for connecting the power from the interface of the power distribution room of Party A to the Premises, new guard room, light box and/or awning. In addition, Party A shall collect electricity fees on behalf the Songjiang power plant in accordance with its standards in any of the above circumstances.

Article 2 Purpose of the Premises

Party A shall use the Premises for its own business and operation. Any change of the purpose of the Premises shall be subject to the approval and confirmation by Party A upon Party B’s written application materials.

Article 3 Hand-over, starting date of the rental, lease term and rent free period

1.	Existing premises: Buildings 3, 4, 6 and 7 are all completed, and the examination and acceptance by the government have been finished. Party A shall provide the drawings of such buildings to Party B within two weeks upon the execution of this Contract in order that Party B can begin the design of filling-out. Party A will hand over the Premises in the current condition and Party B agrees to accept the same. The starting date for the lease and the rental calculation is March 15, 2006. The period before such starting date shall be regarded as the rent free and filling-out period.

2.	To-be-built house: Party A shall build a building according to the design of building 4 at the space adjacent to building 3 for Party B and commits to deliver such new building to Party B before September 30, 2006 with one month’s rent free and filling-out period. The starting date for the lease and the rental calculation is November 1, 2006. In the event that Party A can not deliver such building on a timely manner, Party A shall search appropriate warehouse for Party B to lease in the Eastern New Park of Song Jiang Industrial Area and bear all the rental and other related fees in connection with such lease. In the event that Party B abandon to lease such to-be-built house after it is built, Party B shall compensate Party A for its losses with 20% of the construction cost of the above house.

3.	The lease term is more than 5 years. For the existing premises, the lease term is from March 15, 2006 to October 31, 2011, and for the to-be-built house, it is from November 1, 2006 to October 31, 2011. The rental shall remain unchanged during the lease term. Upon the expiry of this Contract, if Party B wishes to extend the lease term and the renewal term shall be no more than 3 years, the rental may increase 10%. Both parties shall enter into a new contract and Party A shall not reject such extension by Party B for any reason.

Article 4 Earnest money, deposit, rental and property management fees

1.	Party B shall pay Party A a lump sum amount of RMB150,000 as the earnest money within one week upon the execution of this Contract, and such earnest money will automatically serve as deposit upon the use of the Premises by Party B.

2.	The rental of the Premises shall be RMB0.58 per square meter per day (365 days a year).

3.	The rental of the awning shall be RMB0.10 per square meter per day (365 days a year).

4.	The rental of the dining-room shall be RMB0.10 per square meter per day (365 days a year).

5.	The property management fees shall be fixed by a separate management contract.

Article 5 Payment

1.	Party B shall pay the rental and management fees before use on a monthly basis. Party B shall pay the rental and management fees of a month within 15 working days upon Party B issue the related invoices at the beginning of such month.

2.	Upon the expiry of this Contract, Party A shall unconditionally return the deposit to Party B without any interests within 3 days after Party B pays off the entire rental and other related fees and returns the Premises and performs other obligations pursuant to the provisions of this Contract.

Article 6 Other related fees

During the lease term, Party B shall pay the following fees on a timely manner and shall be liable for the delay of payment.

1.	Electricity fees: Party B shall install the sub-electric meter at its own expenses and pay the electricity fees incurred during its use of the Premises according to the power consumption load declared by it. Party A shall collect electricity fees on behalf the Songjiang power plant in accordance with its standards. All the electricity bills shall be paid 2 days before the deadline requested by the Songjiang power plant. The electricity fees born by Party B refer to the actually incurred electricity fees AKVA of (XX?KVA) and the basic electricity fees of KVA part of (XX?-A). The part exceeding (XX?KVA) shall be handled according to the charge standards of Songjiang power plant. Party A shall provide Party B with effective invoice of the same kind.

2.	Water fees: If Party B needs to directly connect into the network water pipe of Party A, Party B shall install the water meter at its own expenses. Party B shall pay the water fees for the actual used quantity to Party A according to the price fixed by the water supply company of Songjiang district of Shanghai. Party A shall provide Party B with effective invoice of the same kind.

3.	Telephone, ADSL fees: Party B shall apply to install the telephone and internet at its own expenses and Party A shall provide support on this. The telephone and internet fees shall be born by Party B according to the price fixed by the Shanghai telecommunication bureau.

4.	Fees for garbage collection: During the course of filling-out of the Premises, the building wastes of Party B shall be collected and handled by the decoration firm appointed by Party B and the daily rubbish shall be collected and handled by Party A. During the course of manufacturing, the daily rubbish of Party B shall be collected and handled by Party A, and the manufacturing wastes of Party B shall be collected and handled by the garbage colleting company appointed by Party B and at Party B’s expenses.

Article 7 Maintenance

1.	During the tenancy, Party A shall be responsible for the maintenance of the Premises against natural damages. However, Party B shall be liable for the damages of the Premises and other facilities due to its improper management or use and shall compensate for the losses.

2.	During the tenancy, either party shall respectively get their owned property insured.

3.	During the tenancy, the waste water generated by Party B shall be discharged into the water discharging network. In the event that such waste water exceeds the state standard after tested by the testing department, Party B shall bear all the liabilities and costs incurred.

4.	Party A shall keep the environment clean and healthy provided that Party B pays the management fees.

5.	During the tenancy, Party A shall be liable to compensate Party B for the property damages and personal injury suffered by Party B and its employees due to the quality of the Premises.

Article 8 Equipment, filling out and rebuilding

1.	Party B shall not damage the Premises and shall obtain the written consent of Party A if it needs to change the inner structure of the Premises or place any equipment which may affect the structure of the Premises.

2.	Party B shall obtain the prior written consent of Party A in the event that it wishes to construct any building or facility within its lease area and shall bear all the cost incurred.

3.	The power consumed by Party B shall be connected from the interface of the power distribution room of Party A at Party B’s expenses.

4.	Party A shall provide support on the company registration procedures of Party B in the place of the Premises at Party B’s expenses.

5.	If any fire control application or inspection and acceptance is needed for the filling out, rebuilding or building conducted by Party B, Party B shall handle such procedures at its own expenses, and Party A shall provide support actively.

6.	If Party B needs to expand the power capacity or increase other equipment or facilities due to its development of business, Party A shall assist to settle such issues at Party B’s expenses.

7.	Upon the expiry or early termination of this Contract, Party B is entitled to remove its filling-out, facilities or buildings added by it during the tenancy without any damage to the structure of the Premises. Those items which can not be removed shall be owned or disposed of by Party A for free.

Article 9 Miscellaneous

1.	Party B shall strengthen management on production safety, establish liability system on production safety, improve the production safety condition and ensure the production safety in accordance with the provisions of the Production Safety Law of the People’s Republic of China and other laws and regulations related to production safety. Party B shall be entirely liable for the production safety.

2.	After the execution of this Contract, if the name of Party B changes due to any acquisition, merger or establishing of new company, Party B shall immediately give a notice to Party A and all the terms and conditions under this Contract shall remain unchanged and shall be performed until the expiration of the term.

3.	During the tenancy, in the event that Party A wishes to sell the Premises, it shall give a notice to Party B 3 months in advance, and Party B has a right of first refusal under the same conditions.

4.	During the tenancy, in the event that Party A needs to place any mortgage on the Premises, it shall notify Party B in writing and in advance and shall ensure that it will inquiry Party B in writing whether Party B intends to purchase such Premises 20 days before the conversion of the Premises into money or sale of the same by the parties to the mortgage.

5.	During the tenancy, if any transfer of Party A’s property happens, this Contract shall remain effective, and the transferee (the third party) shall enjoy and undertake all the rights and obligations of Party A under this Contract, otherwise, Party A shall be liable for all the consequences incurred thereby.

Article 10 Termination

If any of the following events happens to Party B, Party A is entitled to terminate this Contract and take back the Premises before the expiration of this Contract. In addition, Party B shall be liable for the losses incurred to Party A:

1.	Party B sublets, transfers, operates jointly with others, contributes or exchanges the Premises to any other parties without the approval of Party A;

2.	Party B changes the structure of the Premises without the approval of Party A;

3.	Party A can not unilaterally terminate this Contract for the reason of any acquisition, merger or separation;

4.	Party B delays to pay the rental, property management fees or other fees (water, electricity, telecom, and so on) for two consecutive months;

5.	Party B conducts illegal activities in the Premises and infringes the social public interests.

Article 11 Compensation

1.	Upon the effectiveness of this Contract and/or during the tenancy, in the event that Party A refuses to perform or/and early terminates this Contract (except for the cases specified in Article 10 hereunder), Party A shall compensate Party B with rental of three months and the fees in relation to the filling out and return the investment fees in connection with power facilities paid by Party B. In addition, Party A shall assist Party B in searching for similar warehouse. If Party B refuses to perform and/or early terminates this Contract, Party B shall compensate Party A with rental of four months.

2.	Upon the expiry or early termination of this Contract, Party B shall return the Premises and the right to use the land to Party A in a good condition. Party B shall repair it or compensate Party A for any contrived damage.

3.	In case of any requisition by the government due to city construction need, both parties shall abide by it unconditionally. Party A shall give a written notice to Party B to terminate this Contract within seven days upon receipt of the formal requisition notice issued by the government. Both parties shall be compensated for losses in accordance with the regulations of the State.

Article 12 Conditions of Exemption

Both parties shall not be liable for the damage incurred to the Premises due to Force Majeure events. The rental shall be calculated according to the actual use period by Party B.

Article 13 Liabilities for Breach of Contract

In the event that either party breaches this Contract, the breaching party shall compensate the other party in accordance with the above provisions. In the event that Party B delays to pay the rental due, Party A is entitled to charge Party B a penalty of 0.5% of the outstanding rental per day. Upon the expiry of this Contract, if Party A fails to return the deposit on a timely basis, Party B is entitled to charge Party A a penalty of 0.5% of the deposit per day.

During the tenancy, if Party A fails to maintain the Premises in time, which leads to the damage of the Premises, Party A shall be liable for the property damages or personal injury suffered by Party B or its employees incurred thereby.

Article 14 During the tenancy, any breach of contract or major dispute shall be settled by negotiations between the parties. If the parties are unable to resolve any dispute or claim between them by negotiation, such dispute may be mediated by the Administration Committee of the Industrial Area or by the court of Songjiang District, Shanghai.

Article 15 Any notice shall be regarded as being served by the time of receipt if delivered by a personal delivery, by the time of sending if delivered by fax, and on the 7th day of sending the registered mail if delivered by registered mail to the address set forth in the first page of this Contract. If either party changes its registration with the industry and commerce authority or its business address, it shall inform the other party by a written notice to the other party, otherwise, it shall be regarded as being served if the other party deliver mails to the address set forth herein.

Article 16 If any outstanding matters with respect to this Contract remains, both parties shall reach a supplemental agreement through negotiation to settle such matters. In case of any inconsistence between this Contract and the supplemental agreement, the supplemental agreement shall prevail.

Article 17 The matters in relation to the property management in the above articles shall be subject to the separate contract between both parties.

Article 18 This Contract shall be countersigned in six originals; each party shall hold two original, and the other two originals will be used for related certificate purpose. This Contract shall become effective after being executed by authorized representatives of both parties and affixed with the official seals.

Party A: Shanghai Jiang Chang Cloth Arts and Crafts Co., Ltd.

[seal: Shanghai Jiang Chang Cloth Arts and Crafts Co., Ltd.]

Authorized representative: /s/ Yuxiang Chen

Tel: 13636577797

Party B: Shanghai Mecox Lane International Mailorder Co., Ltd.

[seal: Shanghai Mecox Lane International Mailorder Co., Ltd.]

Authorized representative: /s/ Miao Li

Tel: 64950500

Execution Date: November 22, 2005 at Song Jiang District, Shanghai